Exhibit 10.28

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Between

TRULITE, INC.

and

KEVIN SHURTLEFF

dated as of March 27, 2006

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 27th day of March, 2006 by and between Trulite, Inc., a Delaware corporation (the “Company”), and Kevin Shurtleff (“Executive”).

WITNESSETH:

WHEREAS, Executive entered into that certain Employment Agreement, dated as of July 28, 2004, with the Company (the “Original Agreement”), and agreed to serve as an employee of the Company according to the terms of the Original Agreement; and

WHEREAS, Executive entered into that certain Amended and Restated Employment Agreement dated February 4, 2005, with the Company (the “Second Agreement”); and

WHEREAS, Executive and the Company now wish to further amend the Second Agreement to set forth the terms under which Executive shall be employed on a one-half time basis by the Company, along with other amendments as set forth herein below, and to restate in their entirety the terms of Executive’s employment by the Company.

NOW, THEREFORE, in consideration of the continued employment of Executive by the Company and the payment of salary and other compensation to Executive by the Company, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

2. Term. Executive shall continue to be employed by the Company as provided in Section 1 and such employment shall continue until January 1, 2007, unless sooner terminated as hereinafter provided. Should Executive serve until January 1, 2007, and remain employed by the Company thereafter, such employment shall convert to a month-to-month relationship otherwise subject to the terms of this Agreement and terminable for any reason whatsoever by either the Company or Executive upon thirty (30) days prior written notice to the other party, except that the Company may terminate this Agreement immediately for Cause, as defined herein below.

3. Position and Duties.

The Company agrees to continue to employ Executive, and Executive agrees to continue to be so employed, in such capacity and having such duties as are assigned to Executive from time to time by the Company’s Board of Directors or such officer of the Company that the Board of Directors designates as Executive’s supervisor.

Executive agrees to devote 20 hours per week of his business time and attention to the business and affairs of the Company and will use his best efforts in performing faithfully his duties under this Agreement.

Executive shall use his reasonable best efforts to perform faithfully and efficiently his duties under this Agreement, and shall not engage in or be employed by any other business that competes with the Company; provided, however, that nothing contained herein shall prohibit Executive from (i) serving as a member of the board of directors, board of trustees or the like of any for-profit entity that does not compete with the Company, or performing services of any type for any civic or community entity, whether or not Executive receives compensation therefor, (ii) investing his assets in such form or manner as shall not require any significant services on his part in the operation of the business of or property in which such investment is made as long as such business does not compete with the Company, or (iii) serving in various capacities with, and attending meetings of, industry or trade groups and associations, as long as Executive’s engaging in any activities permitted by virtue of clauses (i), (ii) and (iii) above does not materially interfere with the ability of Executive to perform the services and discharge the responsibilities required of him under this Agreement.

4. Compensation and Related Matters.

(a)	Salary. During the term of this Agreement, the Company shall pay to Executive an annual salary of $65,000 in substantially equal installments in accordance with the Company’s payroll policies.

(b)
Option. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 699,302 shares of the Company’s common stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Option Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement in substantially the form attached hereto as Exhibit “A” (the “Option Agreement”). The option shall vest immediately and the purchased shares will be subject to repurchase by the Company at fair market value in the event that your service terminates for any reason. The Option Agreement shall contain such other terms as shall be determined by the Board of Directors of the Company.

(c)
Expenses. During the term of Executive’s employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by Executive in performing services hereunder, including all travel and living expenses while away from home on business or at the request of and in the service of the Company, cell phone expenses and entertainment expenses incurred by Executive at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, as may be amended from time to time.

(d)
Benefits. Executive shall be entitled to participate in or receive benefits under any group health or other employee benefit plan or arrangement made available by the Company to its other similarly situated employees who perform the same or similar duties as Executive in the same location, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(e)
Sick Leave. Executive shall be entitled to sick and emergency leave in accordance with the regular policies and procedures established by the Company. Any additional sick or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the sole discretion of the Board of Directors of the Company.

(f)
Vacations. Executive shall be excused from rendering his services during reasonable vacation periods for 5 business days per year plus any additional vacation days that may be approved by the Company’s Board of Directors or such officer of the Company that the Company’s Board of Directors designates as Executive’s supervisor. Executive shall also be entitled to all paid holidays given by the Company to its employees generally.

5. Termination. Executive’s employment hereunder may be terminated under the following circumstances:

(a)	Termination of Employment for Cause. The Company may terminate the employment of the Executive if the Executive engages in any of the following conduct (termination for “Cause”):

i.	Breaching any material provision of this Agreement;

ii.	Misappropriating funds or property of the Company;

iii.	Securing any personal profit not thoroughly disclosed to and approved by the Company in connection with any transaction entered into on behalf of the Company;

iv.
Engaging in conduct, even if not in connection with the performance of his duties hereunder, which might be reasonably expected to result in any effect materially adverse to the interests of the Company, such as fraud, dishonesty, conviction of a felony, or other acts of moral turpitude;

v.	Failing to fulfill and perform the duties assigned to the Executive in accordance with the terms hereof; or

vi.	Failing to comply with corporate policies of the Company that are promulgated from time to time by the Company’s Board of Directors.

(b)	Termination in the Event of Death or Disability.

The Employer may terminate this Agreement in the event Executive becomes and remains “Disabled” (as hereinafter defined), either physically, mentally, or otherwise, for a period of ninety (90) days during any consecutive period. As used herein, “Disabled” shall mean the continuous inability, whether mental or physical, of the Executive to perform his normal job functions as determined by at least two (2) of three medical physicians. For purposes of such determination, the Executive or his designee shall be entitled to appoint one physician, the Company shall be entitled to appoint one physician, and the two (2) physicians shall mutually appoint a third physician. Notwithstanding the foregoing, the Executive or his designee and the Company may mutually agree that the Executive is Disabled within the meaning of this Agreement.

This Agreement shall immediately terminate upon the death of Executive.

(c)	Termination Without Cause. Either party may terminate the employment of Executive without Cause at any time upon written notice to the other party.

6. Effect of Termination of Employment.

(a)
Termination for Cause. In the event of termination for Cause, the Executive shall be entitled to receive his compensation, as determined in Section 4 of this Agreement, due or accrued on a pro rata basis to the date of termination less the amount of actual damages, if any, caused to the Company by such breach of this Agreement.

(b)
Termination upon death or Disability. In the event of termination for death or Disability of the Executive, the Executive or his estate shall be entitled to receive his compensation, as determined in Section 4 of this Agreement, due or accrued on a pro rata basis to the effective date of termination.

(c)
Termination Without Cause. In the event the Company terminates Executive’s employment without Cause, the Company shall continue making payments to Executive in an amount equal to the compensation of the Executive set forth in Section 4(a) of this Agreement, as if he were still employed for six (6) months, which shall constitute the full and total amount of liquidated damages that the Executive shall be entitled to receive from the Company and its Affiliates and their officers, directors, and employees whether arising out of contract, tort or other claims arising out of his employment relationship with the Company.

(d)
Company’s Right to Repurchase Shares. In the event that Executive’s employment is terminated by the Company for Cause or by Executive’s voluntary departure, the Company shall have the right to repurchase all Common Stock owned by Executive at fair market value, as defined below. In the event that Executive’s employment is terminated by the Company without Cause, the Executive shall be entitled to retain the stock he owns. The Company shall have the right to repurchase any unvested portion of the stock subject to the Option at fair market value, as defined below. “Fair market value,” for the purposes of this Section 6, shall be determined by a qualified business valuation or appraisal expert chosen jointly by the Executive and the Company’s Board of Directors.

7. Confidentiality, Non-Solicitation, and Non-Competition.

(a)
Confidential Information. Executive acknowledges that (i) upon execution of this Agreement and during the term of this Agreement and as a part of his employment with the Company and any subsidiaries, whether pursuant to this Agreement or otherwise, Executive has been and will be afforded access to “Confidential Information” as hereinafter defined; (ii) public disclosure of such Confidential Information could have a material adverse impact on the Company and its business; and (iii) as a result of his access to such Confidential Information, Executive will attain substantial technical expertise, skill and knowledge with respect to the Company’s business. Executive acknowledges that the provisions of this Section 7(a) are reasonable and necessary with respect to the improper use or disclosure of Confidential Information. As used in this Agreement, “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its Affiliates, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its Affiliates (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its Affiliates or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including without limitation information relating to the Company’s or its Affiliates’ products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, inventions and improvements, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

(b)
Non-Disclosure of Confidential Information. In consideration of the foregoing and of continued employment by the Company and the compensation and benefits paid or provided and to be paid or provided to Executive by the Company pursuant to this Agreement, Executive hereby covenants and agrees that during the term of this Agreement and for a period of one (1) year thereafter, Executive shall not, without the Company’s prior written consent or as may be required by law or legal process, disclose, communicate, divulge or make available to any person or entity (other than the Company), or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information, whether Executive has such information in his memory or embodied in writing or other physical form. Upon termination of Executive’s employment hereunder, Executive shall deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information then Executive shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. Executive agrees that disclosures made by the Company or its affiliates to governmental authorities, to its customers or potential customers, to its suppliers or potential suppliers, to its employees or potential employees, to its consultants or potential consultants or disclosures made by the Company or its affiliates in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public. The foregoing, however, shall not limit the Company’s authority to determine whether or not any such information has been so disclosed.

(c)	Protection of Information.

i.
The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust Executive with business opportunities of the Company; and/or shall place Executive in a position to develop business good will on behalf of the Company.

ii.
Executive agrees not to disclose or utilize, for Executive’s personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the term of his employment hereunder or for a period of one (1) year thereafter, any information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by Executive during his employment hereunder, or originated by any third party and brought to the attention of Executive during his employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, “Business Information”). Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of Executive’s employment hereunder, for any reason, Executive promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, Executive also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company’s Business Information.

iii.
Executive agrees that, during his employment, any inventions (whether or not patentable), concepts, ideas, expressions, discoveries, or improvements, including, without limitation, products, processes, methods, publications, works of authorship, software programs, designs, trade secrets, technical specifications, algorithms, technical data, know-how, internal reports and memoranda, marketing plans and any other patent or proprietary rights conceived, devised, developed, or reduced to practice, in whole or in part, by Executive during the term of his employment by the Company that pertain to hydrogen fuel technology and hydrogen fuel cell system technology (the “Developments”) are the sole and exclusive property of the Company on a worldwide basis as works made for hire or otherwise, and further that any revenue or other consideration obtained from the sale, license or other transfer or conveyance of any such Development, or a product or service incorporating such Development, is solely for the benefit of and becomes the property of the Company. To the extent a Development may not be considered work made by Executive for hire for the Company, Executive agrees to assign, and automatically assigns at the time of creation of the Development, without any requirement of further consideration, any and all right, title and interest he may have in such Development. Executive shall preserve each such Development as confidential and proprietary information of the Company. Executive shall promptly disclose each such Development and shall, upon demand, at the Company’s expense, execute and deliver to the Company such documents, instruments, deeds, acts and things as the Company may request to evidence or maintain the Company’s ownership of the Development, in any and all countries of the world, or to effect enforcement thereof, and to assign all rights, if any, of Executive in and to each of such Developments. In addition, Executive agrees not to publish or seek to publish any information whatsoever concerning any Development without the prior written consent of the Company, which may be withheld in its sole and absolute discretion.

iv.
Any inventions relating to the business of the Company that pertain to hydrogen fuel technology and hydrogen fuel cell system technology conceived or reduced to practice after Executive leaves the employ of the Company shall be conclusively deemed to have been conceived and/or reduced to practice during the period of the employment if conceived and/or reduced to practice within six months from termination of employment, and shall be subject to the terms of this Section 7(c).

(d)
Non-Recruitment of Other Company Employees. During the term of Executive’s employment under this Agreement and for a period of one (1) year thereafter, Executive will not directly or indirectly (i) recruit, solicit, encourage or induce any employee of the Company or any of its Affiliates to terminate such employment, (ii) otherwise disrupt any such employee’s relationship with the Company or its Affiliates, or (iii) whether individually or as owner, agent, employee, consultant or otherwise, hire, employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof, whether or not such engagement is solicited by Executive.

(e)	Non-Solicitation of Customers or Other Persons.

i.
During the term of Executive’s employment under this Agreement and for a period of one (1) year thereafter, Executive shall not solicit, induce, or attempt to induce any past, current or potential customer of the Company or its Affiliates to (A) cease doing business in whole or in part with or through the Company or its Affiliates or otherwise disrupt any previously established relationship existing between such customer and the Company or its Affiliates, or (B) do business with any other person or entity which performs services materially similar to or competitive with those provided by the Company or its Affiliates.

ii.
During the term of Executive’s employment under this Agreement and for a period of two (2) years thereafter, Executive shall not solicit, induce, or attempt to induce any supplier, lessor, licensor, or other person who has a business relationship with the Company or its Affiliates, or who on the date Executive’s employment hereunder is terminated is engaged in discussions or negotiations to enter into a business relationship with the Company or its Affiliates, to discontinue or reduce the extent of such relationship with the Company or its Affiliates.

(f)
Non-Competition with the Company. Executive acknowledges and agrees that the services which have been and will be performed by Executive for the Company or its Affiliates, whether during his employment with the Company or any Affiliates otherwise than pursuant to this Agreement, include services of a special, unique, unusual, extraordinary and intellectual character. Executive further acknowledges that the business of the Company and its subsidiaries is worldwide in scope, that Executive has been and will be an integral part of conceiving, developing, marketing and selling such products and services on a worldwide basis, and that the Company and its subsidiaries compete with other organizations that are or could be located in any part of the world. Executive further acknowledges that, by virtue of the character of his services, Executive will be deemed to have worked for the Company or its subsidiaries at any and every location and geographic area in which Executive’s services have been or will be applied on behalf of the Company or any subsidiary during his employment by the Company or any subsidiary whether pursuant to this Agreement or otherwise, irrespective of whether or not Executive was physically present at such location or geographic area. Therefore, Executive hereby covenants and agrees that during the term of Executive’s employment hereunder and for a period of one (1) year thereafter, Executive will not directly or indirectly engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by, associated or connected with, or render services or advice to, any other business whose services, products or activities compete in whole or in part with the services, products or activities of the Company relating to Company’s hydrogen fuel technology and hydrogen fuel cell system technology or its subsidiaries, within all geographic areas worldwide in which Executive’s services were applied by the Company or its subsidiaries at any time during Executive’s employment by the Company or its subsidiaries otherwise than pursuant to this Agreement.

(g)
Reasonableness of Covenants. It is understood and agreed by the parties hereto that the covenants by Executive set forth in this Section 7 are essential elements of this Agreement and that but for Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement. The parties also acknowledge that the time, scope, geographic area and other provisions of Section 7(b) through 7(f) have been specifically negotiated at arm’s length by sophisticated commercial parties with peculiar knowledge of the Company’s business. It is further agreed that all such provisions are reasonable under the circumstances pertaining to the Company’s business and Executive’s key role therein, and necessary for the protection of the Company’s legitimate business interests. The Company and Executive have independently consulted their respective legal counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the businesses conducted by the Company and its subsidiaries.

(h)
Injunctive Relief and Other Remedies with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive as set forth in this Section 7 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Executive further agrees that if, at any time, despite express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of Section 7(b) through 7(f) of this Agreement is unenforceable for any reason, the maximum permissible restrictions of time, scope or geographic area as determined by such court, will be substituted for any such restrictions held unenforceable. In the event Executive’s breach (or threatened breach in the case of clause (i) below) of any of the covenants and obligations set forth in this Section 7, Executive agrees that the Company will (i) be entitled to an injunction, restraining order or such other equitable relief restraining Executive from violating such covenants and obligations contained in this Section 7, without requiring the Company to post any bond or surety therefor, and (ii) have no further obligation to make any payments to Executive hereunder. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity, including, but not limited to, recovery of costs and expenses such as reasonable attorneys’ fees by reason of any such breach, actual damages sustained by the Company as a result of any such breach, and cancellation of any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at such time.

(i)
Applicability of Certain Sections. Notwithstanding the foregoing, the parties agree that Sections 7(d), 7(e) and 7(f) shall be binding upon Executive only in the event that Executive voluntarily terminates his employment hereunder during the term of this Agreement without the consent of the Company and in the event that Executive is discharged by the Company for Disability or Cause.

8. Successors; Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto; provided that the Company may assign any rights, interests or obligations hereunder to any successor (whether direct or indirect, by merger, purchase, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

9. Notice. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) personal delivery to the designated individual, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service with confirmation of receipt or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

To the Company:

3 Riverway, Suite 1700
Houston, Texas 77024
Attention: John Sifonis

To Executive:

Kevin Shurtleff
573 East 950 North
Orem, Utah 84097

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company as may be specifically designated by the Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

14. Governing Law. This Agreement , the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Texas, without giving effect to its choice of laws principles. Exclusive venue for any litigation between the parties hereto shall be in Harris County, Texas, and shall be brought in the State District Courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division. The parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Harris County, Texas, and specifically consent to the jurisdiction of the State District Courts of Harris County and the United States District Court for the Southern District of Texas, Houston Division.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY: TRULITE, INC. By: Name: John Sifonis Title: President EXECUTIVE: Kevin Shurtleff